ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-1
$ 209,433,212 6.50% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   6,013,909   1,576,586     959,441    7.22%   11,434,529    7.23%
 Feb-98   6,288,201   1,586,470     857,388    7.81%    9,759,946    7.75%
 Mar-98   5,774,181   1,377,543     586,377    7.26%    8,901,548    6.88%
 Apr-98   6,669,931   1,391,385     745,916    5.20%    9,019,616    6.58%
 May-98   5,868,708   1,300,554     450,711    6.92%    7,998,545    6.97%
 Jun-98   5,343,567   1,233,449     366,676    4.37%    7,766,104    6.46%
 Jul-98   5,236,528   1,251,759     357,934    3.71%    7,989,892    6.55%
 Aug-98   5,277,386   1,200,496     406,450    3.79%    7,693,567    7.05%
 Sep-98   4,655,066   1,101,034     309,473    4.50%    7,558,453    7.09%
 Oct-98   4,549,097   1,059,447     284,473    3.59%    6,869,917    7.30%
 Nov-98   4,901,443   1,016,669     365,759    3.46%    6,678,638    6.97%
 Dec-98   4,193,534     943,262     365,174    4.66%    6,990,415    7.09%
        ____________ ___________ ___________
 Totals  64,771,552  15,038,654   6,055,774

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.